SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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MERCANTILE BANKSHARES CORPORATION

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Filed by Mercantile Bankshares Corporation
pursuant to Rule 14a-12 of
the Securities and Exchange Act

The following memorandum was distributed to holders of options to purchase stock of Mercantile Bankshares Corporation (“Mercantile”), holders of restricted stock of Mercantile and holders of restricted stock units of Mercantile on October 20, 2006.

MEMORANDUM

To:

Holders of Options to Purchase Stock of Mercantile Bankshares Corporation
Holders of Restricted Stock of Mercantile Bankshares Corporation
Holders of Restricted Stock Units (“RSUs”) of Mercantile Bankshares Corporation

From:	Mercantile Bankshares Corporation

Date:	October 20, 2006

Re:	Q&A about the proposed merger of Mercantile and PNC

On October 8, 2006, Mercantile Bankshares Corporation (“Mercantile”) and The PNC Financial Services Group, Inc. (“PNC”) signed an agreement for PNC to acquire Mercantile. We have prepared this “Q&A” document to answer some of the common questions that holders of Mercantile options, restricted stock or restricted stock units (“RSUs”) may have. We urge you to consult your financial and tax advisors for a full understanding of the merger’s financial and tax consequences for you.

The following discussion is provided for general information only and is not intended as tax advice for any particular person. It does not purport to be a complete analysis of all potential tax considerations for all holders of Mercantile common stock, stock options, restricted stock and RSUs. This discussion only addresses certain aspects of U.S. federal income taxes and does not address the impact of any excise taxes, the impact of taxes on any shares held pursuant to any qualified plan or the tax laws of any state, local, or non-U.S. jurisdiction nor does it discuss the effect of gift, estate or inheritance taxes. Moreover, this description only applies to employees of Mercantile and not directors or independent contractors.

This discussion is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as currently in effect. These laws are subject to change, and any such change could alter the tax consequences to you as described herein.

DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU, INCLUDING THE EFFECT OF APPLICABLE STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

This discussion is limited to the federal tax issues addressed herein. It was not intended or written to be used, and cannot be used by any person, for the purpose of avoiding penalties that may be asserted under the Internal Revenue Code.

GENERAL QUESTIONS:

Q1:       When is the merger going to be completed?

A:     We presently expect to complete the merger in the first quarter of 2007. However, because the merger requires the approval of certain regulatory agencies and Mercantile’s stockholders and is also subject to other customary conditions, we cannot guarantee when or if the merger will occur.

Q2:       What happens if my options, restricted stock and/or RSUs are not fully vested?

A:     When the merger occurs, all outstanding options, restricted stock and RSUs (whether vested or not) will be treated as fully vested for purposes of calculating the consideration payable to persons holding such awards. Please note that, if you hold stock options and you choose to exercise your options before the merger, you may only do so to the extent they are vested at the time of exercise.

Q3:       Will any tax be withheld from the amount I’m paid in the merger for my options, restricted stock and/or RSUs?

A:     If required by law, taxes will be withheld from such payments. Please refer to the Tax Considerations section below for further detail.

STOCK OPTIONS:

Q4:       May I exercise my options before the merger?

A:     Yes, provided they are vested. Please note that, to allow time for administrative processing of option exercises, we may establish an exercise deadline shortly before the anticipated effective date of the merger. Option exercises will continue to be subject to the terms of Mercantile’s insider trading policy and any other “blackout” periods that may be imposed on such options.

Q5:       If I do not exercise my options before the merger, what will I receive in the merger?

A:     As a result of the merger, your then-outstanding options to purchase Mercantile stock will be converted into the right to receive a lump sum cash payment. Under the merger agreement, the amount of that lump sum cash payment will be calculated using a formula that is based, in part, on the average closing market price of PNC’s common stock in the five trading days before the merger. Until then, it is not possible to determine the exact dollar amount you will receive for your options in the merger. We can, however, tell you the formula that would be used to calculate the amount of your lump sum payment. For each share covered by your option, you would have the right to receive an amount equal to the excess of:

  $16.45
  plus: 0.4184 multiplied by the average closing market price of PNC’s stock in the five trading days before the merger (rounded to the nearest cent)
  over: the exercise price per share of your option

The cash payment will be subject to applicable withholding.

     For example: If a person holds an option to purchase 100 shares of Mercantile stock at an exercise price of $25.00 per share, and the average closing market price of PNC’s stock in the five trading days before the merger is $70.00, they would have the right to receive, for each share covered by the option:

             $16.45 + ( 0.4184 x $70.00 ) - $25.00 = $20.74

     In total, they would have the right to receive:

             $20.74 x 100 shares = $2,074.00

Please note that the price of PNC stock referred to above is solely for illustrative purposes and is not intended to reflect the anticipated price of PNC stock. The actual average price of PNC stock may be higher or lower during the five trading days before the merger.

Q6:       If I do exercise my options before the merger, what will I receive in the merger?

A:     If you exercise your option to purchase Mercantile stock, and you continue to hold the shares of Mercantile stock received upon exercise on the effective date of the merger, you will have the right to receive the same consideration for those shares as all other Mercantile stockholders receive for their shares. Stockholders will receive, for each share of Mercantile stock they hold, $16.45 in cash and 0.4184 shares of PNC stock. This is called the “Merger Consideration.”

Q7:       What happens if my options are not fully vested?

A:     When the merger occurs, all outstanding options (whether vested or not) will be treated as fully vested for purposes of eligibility to receive the lump sum cash payment payable to option holders. If you choose to exercise your options before the merger, you may only do so to the extent they are vested at the time of exercise.

Q8:       If I want to exercise my options before the merger, how do I do it?

A:     You may follow the same procedures that you have followed in the past. Please send a properly completed exercise form, together with the full amount of the exercise price of the options, to Mercantile’s Office of the General Counsel. If you do not have an exercise form, please call Wanda Reese in the Office of the General Counsel at (410) 237-5205.

RESTRICTED STOCK:

Q9:       What will I receive in the merger for my restricted stock?

A:     As a result of the merger, your then-outstanding shares of restricted stock will be treated as fully vested and will be converted into the right to receive the same consideration for those shares as all other Mercantile stockholders receive for their shares, which will be $16.45 in cash and 0.4184 shares of PNC stock for each share of Mercantile stock they hold, less applicable withholding.

RESTRICTED STOCK UNITS (RSUs):

Q10:     What will I receive in the merger for my RSUs?

A:     As a result of the merger, each then-outstanding RSU you hold will be treated as fully vested and will be converted into the right to receive $16.45 in cash and 0.4184 shares of PNC stock, less applicable withholding.

TAX CONSIDERATIONS:

Q11:	Can you tell me how I will be taxed on the amount I am paid in the merger? Can you give me advice about what to do with my stock options?

A: We cannot give you tax, financial or investment advice. We urge you to consult with your tax and financial advisors for a full understanding of the merger’s consequences for you (including, if you hold options, the consequences of choosing to exercise or not exercise your options before the merger).

Q12:	If I hold shares of Mercantile stock at the time of the merger, how will the Merger Consideration I receive be taxed?

A:     If you own shares of Mercantile common stock on the effective date of the merger, you will receive the Merger Consideration as described in Q&A 6, i.e., for each share of Mercantile stock, you will receive $16.45 in cash and 0.4184 of a share of PNC stock. In general, assuming the merger qualifies as a reorganization (which we will assume to be the case throughout this document), you generally will be taxed on the lesser of: (i) the amount, if any, by which the value of the Merger Consideration you receive, as of the effective date of the merger, exceeds the tax basis of your Mercantile common stock surrendered or (ii) the amount of cash you receive for your surrendered Mercantile shares. Your tax basis in the shares of PNC stock that you receive in the merger will equal your basis in the shares of Mercantile stock that you surrender in the merger, increased by the amount upon which you are taxed as described in the immediately preceding sentence, and reduced by the amount of cash that you receive for your surrendered Mercantile shares.

     For Mercantile stock acquired pursuant to non-qualified stock option exercises, your tax basis in such Mercantile stock will generally be the fair market value of the Mercantile stock on the date of exercise. However, if you acquired stock through the exercise of an incentive stock option, your tax basis will be the exercise price, and your tax treatment is described more fully in Q&A 15. Your tax basis in shares acquired as restricted shares or upon the settlement of RSUs will depend on your individual circumstances.

     Assuming that you hold your Mercantile shares as a capital asset (i.e., generally for investment) at the effective time of the merger, the gain recognized will be taxed at either the long-term capital gains rate or the short-term capital gains rate, depending on the length of time between the date you acquired the shares and the effective date of the merger. Unless you fail to provide us your taxpayer identification number or proof of an applicable exemption, Mercantile will not withhold tax on the gain and you will be responsible for reporting it and paying any taxes due. In the event that your tax basis in shares of Mercantile common stock surrendered in the merger is greater than the value of the Merger Consideration you receive, your loss will not be currently allowed or recognized for federal income tax purposes.

Q13:      If I hold options at the time of the merger, how will the cash I receive upon the cancellation of my options be taxed?

A:     If you hold an unexercised option at the time of the merger, the amount of cash that you receive in exchange for the cancellation of your option (as described in Q&A 5 above) will be taxed as ordinary compensation income. Tax will be withheld from this income in the same way as from your normal paycheck, including withholding for federal income tax, state income tax, social security, Medicare and other applicable taxes, although the withholding rate may differ from that used for withholding on your normal paycheck. The income and the taxes withheld will be reported at the end of the year on your Form W-2. This treatment applies regardless of whether you hold a non-qualified stock option or a tax-qualified “incentive stock option” (“ISO”).

Q14:

If I exercise non-qualified stock options (“NSOs”) before the merger, how will the exercise of my options be taxed? If I hold the shares I acquire upon the exercise of my options how will the Merger Consideration I receive for such shares of Mercantile stock that I own at closing be taxed?

A:     If you exercise NSOs prior to closing, at the time of exercise, you will be taxed on ordinary compensation income equal to the “spread”, i.e. the difference between Mercantile’s stock price at the time of exercise and your exercise price. Tax will be withheld from this income in the same way as from your normal paycheck, including withholding for federal income tax, state income tax, social security, Medicare and other applicable taxes, although the withholding rate may differ from that used for withholding on your normal paycheck.

     If you then hold the shares received upon exercise of your NSOs until closing, at closing you will receive the Merger Consideration. The tax consequences will be the same as described above under Q&A 12.

     If you exercise your options (whether NSOs or ISOs) before closing, hold the Mercantile shares you receive until closing and receive PNC shares at closing, your holding period with respect to the PNC shares will include the period between exercise of the Mercantile option and closing, provided that you hold the Mercantile shares as a capital asset at the effective time of the merger.

Q15:

If I exercise incentive stock options before the merger, how will the exercise of my options be taxed? If I hold the shares I acquire upon the exercise of my options how will the Merger Consideration I receive for such shares of Mercantile stock that I own at closing be taxed?

A:     In general, unlike with NSOs, you do not have a taxable event when you exercise an ISO unless you immediately sell the shares purchased upon exercise. However, the “spread” at the time of exercise will be taken into account in calculating whether you have alternative minimum tax liability for the year. If you exercise ISOs prior to closing and hold the Mercantile shares received upon exercise of the ISOs until closing and the cash out results in a “disqualifying disposition”, you will be taxed on ordinary compensation income equal to the “spread” between the stock price at the time of exercise and the exercise price on your ISOs, to the extent that the spread does not exceed the cash portion of the Merger Consideration. If the value of the Merger Consideration you receive (reduced by the amount of ordinary compensation income recognized as described above) exceeds your exercise price, you will realize gain on the amount of such difference. However, you will be taxed on such gain only up to the amount of the cash portion of the Merger Consideration reduced by the amount of ordinary compensation income recognized as described above. Mercantile will not withhold tax on the ordinary income or the capital gain and you will be responsible for reporting them on your tax return and paying any taxes due.

Q16:	How will my receipt of Merger Consideration upon the cancellation of my restricted stock awards be taxed?

A:     Generally, you will be taxed on ordinary compensation income equal to the value of the Merger Consideration you receive, as of the effective date of the merger. Tax will be withheld from this income in the same way as from your normal paycheck, including withholding for federal income tax, state income tax, social security, Medicare and other applicable taxes, although the withholding rate may differ from that used for withholding on your normal paycheck. The income and the taxes withheld will be reported at the end of the year on your Form W-2.

     If you made a timely Section 83(b) election, the tax consequences of your receipt of Merger Consideration generally will be the same as for other Mercantile shareholders as described in Q&A 12. Your tax basis in the Mercantile stock that you surrender generally will be equal to the fair market value of the stock on the date of your restricted stock award.

Q17:	How will my receipt of Merger Consideration upon the exchange of my restricted stock unit awards be taxed?

A: Holders of RSUs will receive the Merger Consideration and will be taxed the same as holders of restricted stock who did not make a timely Section 83(b) election (see above).

ADDITIONAL INFORMATION ABOUT THIS TRANSACTION:

The PNC Financial Services Group, Inc. and Mercantile Bankshares Corporation will be filing a proxy statement/prospectus and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the "SEC"). WE URGE INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors will be able to obtain these documents free of charge at the SEC's web site (www.sec.gov). In addition, documents filed with the SEC by The PNC Financial Services Group, Inc. will be available free of charge from Shareholder Relations at (800) 843-2206. Documents filed with the SEC by Mercantile Bankshares will be available free of charge from Mercantile Bankshares Corporation, 2 Hopkins Plaza P.O. Box 1477, Baltimore, Maryland 21203, Attention: Investor Relations.

The directors, executive officers, and certain other members of management and employees of Mercantile Bankshares are participants in the solicitation of proxies in favor of the merger from the shareholders of Mercantile Bankshares. Information about the directors and executive officers of Mercantile Bankshares is set forth in the proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on March 29, 2006. Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.